                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                     Globalstar Telecommunications Limited
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

    ----------------------------------------------------------------------------

                                            1997

    ----------------------------------------------------------------------------
                                             NOTICE OF
                                             ANNUAL MEETING
                                             AND
                                             PROXY STATEMENT

                                                                 GLOBALSTAR(TM)
                                                     TELECOMMUNICATIONS LIMITED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 8, 1997
                            ------------------------

     The Annual Meeting of Shareholders of Globalstar Telecommunications Limited will be held in the Third Floor Auditorium, Chase Corporation, 270 Park Avenue, New York, New York, at 10:00 o'clock A.M., on Tuesday, April 8, 1997 for the purpose of:

     1. Electing to the Board seven directors whose terms have expired;

     2. Acting upon a proposal to fix the minimum and maximum number of directors at five and nine, respectively, and to deem any vacancies on the Board to be casual vacancies;

     3. Acting upon a proposal to increase the number of authorized shares of Common Stock of the Company from 60,000,000 to 200,000,000;

     4. Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1997; and

     5. Transacting any other business which may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 21, 1997 as the date for determining shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

     All shareholders are cordially invited to attend. Those who do not expect to be present are requested to date, sign and mail the enclosed proxy as promptly as possible in the enclosed postage paid envelope.

                                          By Order of the Board of Directors

                                          /s/ BERNARD L. SCHWARTZ

                                          BERNARD L. SCHWARTZ
                                          Chairman of the Board of Directors

March 3, 1997

                                PROXY STATEMENT

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

                          CEDAR HOUSE, 41 CEDAR AVENUE
                             HAMILTON HM12, BERMUDA

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 8, 1997
                            ------------------------

                               PROXY SOLICITATION

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Globalstar Telecommunications Limited (the "Company" or "GTL"). Any shareholder may revoke a previously granted proxy at any time before it is voted by written notice to the Secretary, by a duly executed proxy bearing a later date, or by voting in person at the meeting. The cost of soliciting proxies will be borne by the Company. The Company will enlist the assistance of and reimburse banks, brokers and other nominees for their costs in transmitting proxies and proxy authorizations to beneficial owners whose stock is registered in the name of such nominees. The Company has also retained W. F. Doring & Co., Inc. to assist it in the solicitation of proxies and will pay a fee, not to exceed $5,000, for such services. Proxies, ballots and voting tabulations that identify shareholders will be held confidential, except in a contested proxy solicitation or where necessary to meet applicable legal requirements. The Inspector of Election will not be an employee of the Company. This Proxy Statement and the enclosed proxy will be first mailed to shareholders on or about March 3, 1997.

                            OUTSTANDING VOTING STOCK

     Only shareholders at the close of business on the February 21, 1997 record date are entitled to notice of and to vote at the Annual Meeting. There were 10,000,000 shares of common stock, par value $1.00 per share ("Common Stock"), of the Company outstanding on that date and each share is entitled to one vote on each matter. Pursuant to Bermuda law and the Company's Bye-Laws, the Company's Chairman will request a poll at the Annual Meeting so that each shareholder present in person or by proxy will have one vote for each share held. Proposals 1, 2, 3 and 4 require for approval the vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker "non-votes" will be counted in determining the number of shares present but will not be voted for election of directors or on other proposals. Because abstentions and broker "non-votes" are not treated as shares voted, they would have no impact on proposals 1 through 4.

                             ELECTION OF DIRECTORS

     Seven directors are to be elected to hold office until the next Annual Meeting or until their successors are elected. Messrs. Schwartz, DeBlasio, Grierson, Hodes, Peett, Targoff and Towbin are present directors of the Company. Mr. Towbin and Sir Ronald Grierson are being nominated to act as the Company's two Independent Directors. Each director and nominee has indicated an intention to continue to serve if elected and has consented to being named in this Proxy Statement. Unless authority to vote for management's nominees is withheld, the enclosed proxy will be voted for the election of the persons named above, except that the persons designated as proxies reserve full discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

     The Company is a general partner of Globalstar, L.P. ("Globalstar"), which is building and preparing to launch and operate a worldwide, low-earth orbit satellite-based digital telecommunications system, the Globalstar(TM) System. Globalstar maintains its own General Partners' Committee, Audit Committee and Council of Service Operators. The Company has a standing Audit Committee, Compensation and Stock

Option Committee (the "Compensation Committee") and Executive Committee. The Audit Committee, which met once during 1996, is comprised of Mr. Hodes. The Audit Committee reviews and acts or reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and controls of the Company, audit procedures and findings, and the nature of services performed for the Company by, and the fees paid to, the independent auditors. The Compensation Committee, which met three times during 1996, is comprised of Messrs. Hodes and Towbin. Effective after the Annual Meeting, assuming their election as directors, the Compensation Committee will be comprised of Messrs. Grierson and Towbin. The Compensation Committee reviews and provides recommendations to the Board of Directors regarding executive compensation matters and is also responsible for the administration of the Company's Stock Option Plan. The Executive Committee, which met once during 1996, is comprised of Messrs. Schwartz, Hodes and Targoff. The Executive Committee, between meetings of the Board of Directors, exercises all powers and authority of the Board of Directors in the management of the business and affairs of the Company that may be lawfully delegated. The Board of Directors performs the function of a nominating committee.

     The Board of Directors held three meetings in 1996. No director attended fewer than 75% of the meetings of the Board of Directors except for Messrs. DeBlasio, Grierson and Peett who each attended two meetings.

     DIRECTOR COMPENSATION. Directors are paid a fixed fee of $12,000 per year. Directors who are not officers of the Company, Globalstar or Loral Space & Communications Ltd. ("Loral") are also paid $1,500 for personal attendance at each meeting. On May 20, 1996, each of the Company's four non-employee directors was contingently granted options to purchase 20,000 shares of Common Stock at an exercise price of $50.375 per share. These options became effective on February 3, 1997 when the Company's 1994 Stock Option Plan was amended to include non-employee directors as eligible to receive awards thereunder.

     The Company has purchased insurance from the Reliance Insurance Company insuring the Company against obligations it might incur as a result of its indemnification of its officers and directors for certain liabilities they might incur, and insuring such officers and directors for additional liabilities against which they might not be indemnified by the Company. The insurance expires on January 31, 1998, and costs $650,000 for the three years of coverage.

     The following table provides certain relevant information concerning the nominees for election as directors and their principal occupations:

                                                                                      SERVED AS
                                                                                      DIRECTOR
           NAME             AGE         PRINCIPAL OCCUPATION AND DIRECTORSHIPS          SINCE
--------------------------  ---     ----------------------------------------------    ---------
Bernard L. Schwartz.......  71      Chairman of the Board of Directors and Chief        1994
                                      Executive Officer of the Company
                                    Chairman of the Board of Directors and Chief
                                      Executive Officer of K&F Industries, Inc.,
                                      Loral Space & Communications Ltd. and Space
                                      Systems/Loral, Inc.; Chief Executive Officer
                                      of Globalstar, L.P.; Vice Chairman and
                                      Director of Lockheed Martin Corporation
                                    Director of Reliance Group Holdings, Inc. and
                                      certain subsidiaries, Sorema International
                                      Holding N.V., First Data Corporation, and
                                      Trustee of N.Y. University Medical Center

Michael P. DeBlasio.......  60      Senior Vice President and Chief Financial           1996
                                    Officer of the Company; Senior Vice President
                                      of Globalstar, L.P.
                                    Senior Vice President and Chief Financial
                                      Officer of Loral Space & Communications Ltd.
                                    Senior Executive Vice President and Director
                                      of Space Systems/Loral, Inc.

                                                                                      SERVED AS
                                                                                      DIRECTOR
           NAME             AGE         PRINCIPAL OCCUPATION AND DIRECTORSHIPS          SINCE
--------------------------  ---     ----------------------------------------------    ---------
Sir Ronald Grierson(1)....  75      Retired Vice Chairman, General Electric             1996
                                    Company plc (U.K.)
                                    Director of Daily Mail and General Trust plc,
                                      Safic-Alcan S.A. (France) and Chime
                                      Communications plc
                                    Chairman of international advisory boards of
                                      Bain & Co., and Blackstone Group

Robert B. Hodes...........  71      Counsel to Willkie Farr & Gallagher, law firm,      1994
                                    New York, N.Y.
                                    Director of Aerointernational, Inc., Argentina
                                      High Yield & Capital Appreciation Fund Ltd.,
                                      W.R. Berkley Corporation, Beaver Dam
                                      Sanctuary, Inc., Space Systems/Loral, Inc.,
                                      Crystal Oil Company, Cross River Reservoir
                                      Association, Loral Space & Communications
                                      Ltd., LCH Investments N.V., Mueller
                                      Industries, Inc., R.V.I. Guaranty Ltd.,
                                      Restructured Capital Holdings, Ltd. and The
                                      Cremer Foundation

E. John Peett.............  61      Executive Director, Vodafone Group plc              1994
                                    Director of Vodafone Group plc

Michael B. Targoff........  52      President and Chief Operating Officer of the        1994
                                      Company; Chief Operating Officer of
                                      Globalstar, L.P.
                                    President and Chief Operating Officer of Loral
                                      Space & Communications Ltd.
                                    Director of Space Systems/Loral, Inc.

A. Robert Towbin(1).......  62      Managing Director, Unterberg Harris                 1995
                                    Director of Bradley Real Estate, Inc.,
                                      Columbus New Millennium Fund, Gerber
                                      Scientific, Inc. and K&F Industries, Inc.

---------------
(1) Independent Director.

PROPOSAL 2.  ACTING UPON A PROPOSAL TO FIX THE MINIMUM AND MAXIMUM NUMBER OF
             DIRECTORS AT FIVE AND NINE, RESPECTIVELY, AND TO DEEM ANY VACANCIES ON THE BOARD TO BE CASUAL VACANCIES.

     In accordance with the Bye-Laws of the Company, the determination of the minimum and maximum number of directors and the determination that one or more vacancies on the Board of Directors shall be deemed casual vacancies is to be made at the Annual Meeting. The Board of Directors has recommended that the minimum number of directors be five and the maximum number of directors be nine and that all vacancies be deemed to be casual vacancies.

     APPROVAL OF PROPOSAL 2 WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF GTL VOTE IN FAVOR OF THIS PROPOSAL.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, based upon filings made with the Company, certain information concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of Common Stock of the Company because they possessed or shared voting or investing power with respect to the shares of the
Company:

                                                               AMOUNT AND NATURE OF
                                                                    BENEFICIAL           PERCENT OF
                     NAME AND ADDRESS                              OWNERSHIP(1)           CLASS(1)
-----------------------------------------------------------    ---------------------     -----------
Loral Space & Communications Ltd...........................          4,379,713(2)           33.8%
600 Third Avenue
New York, New York 10016

---------------
(1) Includes (i) the impact of the conversion of 1,675,875 shares of the Company's 6 1/2% Convertible Preferred Equivalent Obligations due 2006 (assuming a conversion price of $61.16 per share), (ii) the exercise of subscription rights to purchase 159,172 shares of Common Stock and (iii) the exercise of outstanding warrants to purchase 1,137,522 shares of Common Stock.
(2) Of such amount, 492,000 shares represent shares of Common Stock subject to options granted by Loral to certain of its executive officers and directors.

     The following table presents the number of shares of Common Stock beneficially owned by the directors and nominees, the named executive officers in the Summary Compensation Table ("NEOs"), and all directors, nominees and officers as a group on February 10, 1997. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.

                                                                  AMOUNT AND NATURE OF       PERCENT
                     NAME OF INDIVIDUAL                          BENEFICIAL OWNERSHIP(1)     OF CLASS
-------------------------------------------------------------    -----------------------     --------
Bernard L. Schwartz..........................................            257,600                2.6%
Michael B. Targoff...........................................             34,000(2)               *
Michael P. DeBlasio..........................................             34,000                  *
Sir Ronald Grierson..........................................                 --                 --
Robert B. Hodes..............................................             21,000                  *
E. John Peett................................................                 --                 --
A. Robert Towbin.............................................              4,600(3)               *
Douglas G. Dwyre.............................................                100                  *
Anthony J. Navarra...........................................              1,000                  *
Joel Schindall...............................................                 --                 --
William F. Adler.............................................                 --                 --
Robert Hicks.................................................                 --                 --
All directors and executive officers as a group (18
  persons)...................................................            411,950                4.1%

---------------
 *  Represents holdings of less than one percent.

(1) Includes shares which, as of February 10, 1997, may be acquired within sixty days upon the exercise of options granted by Loral: 140,000 to Mr. Schwartz, 30,000 each to Messrs. Targoff and DeBlasio, 20,000 to Mr. Hodes and 272,000 to all directors and executive officers as a group.

(2) Includes the right to acquire 20,000 shares, held in a trust, as to which Mr. Targoff disclaims beneficial ownership.

(3) Includes 1,100 shares held in a trust, as to which Mr. Towbin disclaims beneficial ownership.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The salaries of the executive officers of the Company and Globalstar are paid by either Globalstar or Loral. Loral is solely responsible for the compensation of Messrs. Schwartz, Targoff and DeBlasio and the other officers of the Company and Globalstar who are also officers of Loral, and Loral does not receive any direct reimbursement from Globalstar or the Company for such compensation. The following report discusses the executive compensation policies of Globalstar with respect to annual compensation, and of the Company with respect to long-term stock-based incentive compensation, for executive officers and other employees who receive compensation from Globalstar and the Company.

     The goals of the Company's compensation program are to align compensation with business objectives and corporate performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company and thereby create value for shareholders. In order to attain these goals, the Company's compensation policies link compensation to corporate performance.

     The principal components of the Company's compensation program are annual cash compensation consisting of base salary and an annual incentive bonus, and long-term incentive compensation using stock options. In determining the amount and form of executive compensation, the Compensation Committee has considered the competitive market for senior executives, the executive's role in the Company's achieving its business objectives, and the Company's overall performance.

     The Compensation Committee believes that the Company's compensation policies, which have been instrumental in attracting and retaining highly qualified and dedicated personnel, will be an important factor in the Company's growth and success.

     ANNUAL COMPENSATION. Base salaries for the NEOs have been set at competitive levels by the CEO of Globalstar in consultation with the Compensation Committee, giving due regard to individual performance and time in position. Annual incentive compensation of the NEOs is not based on a formula using quantitative target levels. The CEO of Globalstar, in consultation with the Compensation Committee, sets the compensation by assessing a number of factors, including the executive's individual effort, performance and his contribution toward achieving Globalstar's business plan and growth objectives.

     LONG-TERM INCENTIVE COMPENSATION. It is the Compensation Committee's belief that shareholders' interests are best served by encouraging key employees to develop ownership interests in the Company. To that end, the Company relies upon fair market value employee stock options granted in accordance with the provisions of the 1994 Stock Option Plan. In addition, in determining overall compensation, the Compensation Committee also considers fair market value stock options granted by Loral. During 1996, Loral granted to the NEOs options to purchase 63,000 shares of the Loral Common Stock.

     This report of the Compensation Committee and the Performance Graph immediately following shall not be deemed incorporated by reference by any general statements incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated and shall not otherwise be deemed filed under such Acts.

                                         MEMBERS OF THE COMPENSATION
                                         COMMITTEE

                                                 Robert B. Hodes
                                                 A. Robert Towbin

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     None of the members of the Compensation Committee of the Board of Directors are present or former officers or employees of the Company or its subsidiaries. Mr. Hodes is counsel to the law firm of Willkie Farr & Gallagher, and Mr. Towbin is a managing director of Unterberg Harris. Both firms provided services to the Company during the year.

                            STOCK PERFORMANCE GRAPH

     The graph below compares the monthly change in cumulative total return, including reinvestment of dividends, of the Company's Common Stock with the cumulative total return of the Nasdaq Composite Stock Index and the Nasdaq Telecommunications Index, from February 14, 1995, the date on which the Company's Common Stock was first listed on the Nasdaq National Market, through January 31, 1997, assuming an investment of $100 in the Company's Common Stock and each index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                  GLOBALSTAR
                                  TELECOMMU-     NASDAQ TELE-      NASDAQ CO
      MEASUREMENT PERIOD           NICATIONS      COMMUNICA-     MPOSITE STOCK
    (FISCAL YEAR COVERED)            LTD.         TIONS INDEX        INDEX
14-FEB-95                                  100             100             100
31-MAR-95                                   88             100             103
30-JUN-95                                   74             109             118
30-SEP-95                                  118             124             133
31-DEC-95                                  206             122             134
31-MAR-96                                  294             136             140
30-JUN-96                                  246             142             152
30-SEP-96                                  286             143             157
31-DEC-96                                  350             158             165
31-JAN-97                                  365             167             175

     The salaries of the executive officers of Globalstar and the Company are paid by either Globalstar or Loral. Loral is solely responsible for the compensation of Messrs. Schwartz, Targoff and DeBlasio and the other officers of the Company and Globalstar who are also officers of Loral. The following table summarizes the compensation paid to the five most highly compensated executive officers of the Company who receive compensation from Globalstar and the Company.

                         SUMMARY COMPENSATION TABLE(A)

                                                                     LONG TERM
                                                                COMPENSATION AWARDS
                                                                -------------------
                                       ANNUAL COMPENSATION          SECURITIES
                                      ---------------------         UNDERLYING             ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY(B)    BONUS(C)      STOCK OPTIONS(D)       COMPENSATION(E)
---------------------------  ----     --------     --------     -------------------     ---------------
Douglas G. Dwyre             1996     $195,932        --                --                  $ 9,132
President                    1995     $176,220     $125,000            15,000               $ 5,400
                             1994     $176,220     $100,000             --                  $ 4,010

Anthony J. Navarra           1996     $179,229        --                --                  $ 5,026
Executive Vice President -   1995     $168,334     $ 90,000            12,500               $ 5,151
Business Development         1994     $160,006     $ 70,000             --                  $ 3,438

Joel Schindall               1996     $157,339        --                --                  $   500
Vice President - Systems     1995     $153,300     $ 15,000             1,200               $ 5,374
Applications                 1994     $153,300     $ 10,000             --                  $ 3,379

William F. Adler             1996     $135,692        --                5,000               $77,630
Vice President and General
Counsel

Robert Hicks                 1996     $ 83,654     $ 20,000             7,000               $ 1,972
Vice President -
Operations

---------------
(a) The above table excludes Ellis H. Gallimore, who was Vice President and General Counsel until his resignation in November 1995. For 1995 and the period March 23, 1994 to December 31, 1994, base annual compensation for Mr. Gallimore was $115,464 and $99,399, respectively and his bonus for 1994, which was paid in 1995, was $10,000. In addition, other compensation for Mr. Gallimore was $20,080 for his vacation payout in 1995. Mr. Gallimore did not receive any stock option grants nor participate in the Savings Plan.

(b) 1994 amounts reflect the annual base salary for each individual, not the actual amounts earned during the period March 23, 1994 (commencement of operations) to December 31, 1994. Base compensation earned during the period March 23, 1994 to December 31, 1994 was $129,307, $120,770 and
     $83,037, for Messrs. Dwyre, Navarra and Schindall, respectively. 1996 amounts reflect salary actually paid to Messrs. Adler and Hicks, who commenced employment with Globalstar on January 15, 1996 and June 1, 1996, respectively. The annual salary for Messrs. Adler and Hicks, as of December 31, 1996, was $144,000 and $150,000, respectively.

(c) Reflects annual bonuses earned for the fiscal period ended December 31, 1995, paid in 1996, and for the fiscal period ended December 31, 1994, paid in 1995, and a special bonus for Mr. Hicks. Annual bonuses have not yet been determined for the period ending December 31, 1996.

(d) Does not reflect grants during 1996 of stock options to acquire 25,000, 20,000, 8,000, 5,000 and 5,000 shares of Loral common stock granted by Loral to Messrs. Dwyre, Navarra, Schindall, Adler and Hicks, respectively. These options are exercisable at $10.50 per share, vest in 20% increments over five years and have a 10-year term.

(e) Reflects company matching contributions to the Savings Plan attributable to 1996, 1995 and the period March 23, 1994 to December 31, 1994 in the amounts of $5,396, $5,400 and $4,010 for Mr. Dwyre, $5,026, $5,151 and
     $3,438 for Mr. Navarra, $0, $5,374 and $3,379 for Mr. Schindall, $4,084, $0
     and $0 for Mr. Adler and $1,972, $0 and $0 for Mr. Hicks, respectively. Also reflects a payout in 1996 of accrued vacation of $3,736 to Mr. Dwyre, invention compensation in 1996 of $500 to Mr. Schindall and a one time relocation payment in 1996 of $73,546 to Mr. Adler.

                              OPTION GRANTS TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                              NUMBER OF      % OF TOTAL                     MARKET
                              SECURITIES      OPTIONS        EXERCISE      PRICE ON                   GRANT
                              UNDERLYING     GRANTED TO       OR BASE       DATE OF                    DATE
                               OPTIONS       EMPLOYEES         PRICE         GRANT      EXPIRATION   PRESENT
            NAME              GRANTED(A)   IN FISCAL YEAR   (PER SHARE)   (PER SHARE)      DATE      VALUE(B)
----------------------------  ----------   --------------   -----------   -----------   ----------   --------
Douglas G. Dwyre............        --             --               n/a           n/a          n/a        n/a
Anthony J. Navarra..........        --             --               n/a           n/a          n/a        n/a
Joel Schindall..............        --             --               n/a           n/a          n/a        n/a
William F. Adler............     5,000          11.90%       $  63.5313    $  63.5313   11/18/2006   $179,400
Robert Hicks................     7,000          16.67%       $  63.5313    $  63.5313   11/18/2006   $251,100

---------------
(a) Exercisability vests ratably over a five-year period.

(b) The Black-Scholes model of option valuation was used to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculation is based on a ten-year option term, a risk-free interest rate assumption of 6.25%, stock price volatility of 30% over a ten-year period and a dividend rate of $0 per share. However, there were no adjustments made for non-transferability or risk of forfeiture. The actual value realized, if any, will depend on the amount by which the stock price at the time of exercise exceeds the exercise price. There is no assurance that the amount estimated by the Black-Scholes model will be realized.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                             YEAR-END OPTION VALUES

                          NUMBER OF                    SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                           SHARES                       UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                          ACQUIRED                          AT YEAR-END                       AT YEAR-END(A)
                             ON       REALIZED   ---------------------------------   ---------------------------------
          NAME            EXERCISE     VALUE        EXERCISE       UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
------------------------  ---------   --------   --------------   ----------------   --------------   ----------------
Douglas G. Dwyre........   --          --           --                 15,000           --                $695,625
Anthony J. Navarra......   --          --           --                 12,500           --                $579,688
Joel Schindall..........   --          --           --                  1,200           --                $ 55,650
William F. Adler........   --          --           --                  5,000           --                $    -0-
Robert Hicks............   --          --           --                  7,000           --                $    -0-

---------------
(a) Market value of underlying securities at year-end, minus the exercise price.

EMPLOYMENT ARRANGEMENTS

     Except for the Retirement Plan, including a Supplemental Executive Retirement Plan, the 401(k) Savings Plan, and the 1994 Stock Option Plan, there are no compensatory plans or arrangements with respect to any of the NEOs under which payments or benefits are triggered by, or result from, the resignation, retirement or any other termination of such NEO's employment, a change-in-control of the Company, or a change in such NEO's responsibilities following a change-in-control.

PENSION PLAN

     The Retirement Plan (the "Plan") provides a non-contributory benefit for each year of non-contributory participation, and additional benefits associated with contributory participation. The Company also has a Supplemental Executive Retirement Plan ("SERP") under which eligible employees receive benefits which generally make up for certain required reductions in Plan benefits caused by the Code limitations. For non-contributory participation, the annual retirement benefit is $252 times credited years of service. For contributory participation, the following table shows the amounts of annual retirement benefits that would be payable at normal retirement (age 65 or later). Benefits are shown for various rates of final average salary, assuming that employee contributions were made for the periods indicated. Employees who have completed at least one year of service and attained age 21 will receive the contributory benefit if they contribute to the Plan at the rate of 1% of salary.

                               PENSION PLAN TABLE

                                                       YEARS OF CONTRIBUTORY SERVICE
                                         ---------------------------------------------------------
         FINAL AVERAGE SALARY              20          25          30           35           40
---------------------------------------  -------     -------     -------     --------     --------
   $100,000............................  $30,950     $38,690     $46,430     $ 54,160     $ 60,660
   $125,000............................  $39,700     $49,630     $59,550     $ 69,480     $ 77,600
   $150,000............................  $48,450     $60,560     $72,680     $ 84,790     $ 94,540
   $175,000............................  $57,200     $71,500     $85,800     $100,100     $111,480
   $200,000............................  $65,950     $82,440     $98,930     $115,410     $128,410

     The table above shows total estimated benefits payable under the Plan and SERP including amounts attributable to employee contributions, determined on a straight annuity basis. Such estimated benefits are not subject to any deduction for Social Security or other offset amounts. The compensation covered by the Plan and SERP is the employee's base salary, and is identical to the compensation disclosed as "Annual Compensation Salary" in the Summary Compensation Table. The Plan and SERP benefits are computed on the basis of the average of an employee's highest five consecutive annual salaries out of the last ten years contributions are made. As of December 31, 1996, the credited years of service for each of the executives in the Summary Compensation Table are as follows: Douglas G. Dwyre, 23 years; Anthony J. Navarra, 5 years; Joel Schindall, 2 years; William F. Adler, less than one year; and Robert Hicks, less than one year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Messrs. Schwartz, Targoff and DeBlasio are executive officers of Loral, which is the largest shareholder of the Company and, through one of its subsidiaries, acts as the managing general partner of Globalstar. Commencing on the in-service date, Globalstar will make distributions to the managing general partners equal to 2.5% of Globalstar's revenues up to $500 million plus 3.5% of revenues in excess of $500 million. Loral ultimately will receive 80% of such distribution. Should Globalstar incur a net loss in any year following commencement of operations, the distribution for that year will be reduced by 50%.

     Subsidiaries of Loral have formed joint ventures with partners which have executed service provider agreements granting the joint ventures the exclusive rights to provide Globalstar system services to users in Canada, Mexico and Brazil, as long as specified minimum levels of subscribers are met. Certain Globalstar service providers, including Loral, receive specified discounts from Globalstar's expected pricing schedule generally over a five-year period.

     Messrs. Schwartz, Targoff and DeBlasio are executive officers of Space Systems/Loral, Inc. ("SS/L"), which is an affiliate of the Company. Globalstar has entered into a contract with SS/L to design, manufacture, test and launch its satellite constellation. The price of the contract consists of three parts, the first for non-recurring work at a price not to exceed $117.1 million, the second for recurring work at a fixed price of $15.6 million per satellite (including certain performance incentives of up to approximately $1.9 million per satellite) and the third for launch services and insurance. SS/L will design, build and launch the 56 satellites in Globalstar's constellation, which are designed to have a minimum life span of 7 1/2 years. SS/L has agreed to obtain insurance on Globalstar's behalf for the cost of replacing satellites lost in hot failures and any relaunch costs not covered by the applicable launch contract. SS/L has also agreed pursuant to the agreement to obtain launch vehicles and arrange for the launch of Globalstar's satellites on Globalstar's behalf. The estimated total cost for launch services and launch insurance for all 56 satellites is $455 million, subject to equitable adjustments in light of future market conditions, which may, in turn, be influenced by international political developments. Termination by Globalstar of this agreement will result in termination fees, which may be substantial. Such termination fees are generally limited to SS/L's cost incurred and uncancellable obligations under subcontracts and outstanding orders for satellite materials at the time of termination plus a reasonable fee.

     The agreement provides for liquidated damages to Globalstar in the event SS/L fails to supply the satellites at the times specified in the contract. Liquidated damages of approximately $45,000 are payable by SS/L for each day of delay, subject to an overall cap of approximately $33 million. Such liquidated damages are Globalstar's exclusive remedies in the face of any delay by SS/L in the delivery of the satellites or for any events of default specified in the agreement.

     SS/L and its subcontractors have committed approximately $310 million of vendor financing to Globalstar of which $220 million will be non-interest bearing. Globalstar will repay the non-interest bearing portions as follows: $49 million following the launch and acceptance of 24 or more satellites, $61 million upon the launch and acceptance of 48 or more satellites, and the remainder in equal installments over the five-year period following acceptance of the preliminary and final Globalstar constellations. The remaining $90 million will bear interest, the payment of which will be deferred until December 31, 1998, or the full constellation date, whichever is earlier. Thereafter, interest and principal will be repaid in twenty equal quarterly installments during the next five years.

     Globalstar is completing negotiations with SS/L to acquire eight additional spare satellites at a cost estimated at $175 million.

     During 1996, Messrs. Schwartz, Targoff and DeBlasio were executive officers of Loral Corporation, which, prior to the merger (the "Merger") of Loral Corporation with Lockheed Martin Corporation ("Lockheed Martin") in April 1996, was a shareholder of the Company. Globalstar has entered into agreements with subsidiaries of Loral Corporation for (1) the development and delivery of two satellite operations control centers and 33 telemetry control units on a cost-plus-fee basis with a maximum price of $25.1 million, and (2) an S-Band beam forming network engineering model on a firm fixed-price basis for approximately $463,000. Prior to the merger with Lockheed Martin, Globalstar leased from Loral Corporation, and since the merger, Globalstar has been leasing from Lockheed Martin, approximately 56,000 square feet of office at a cost of approximately $72,000 per month. The lease agreement expires in August 2000 with an option to extend for two additional five-year periods.

     On December 15, 1995, Globalstar entered into a Credit Agreement with a bank syndicate (the "Credit Agreement") providing for a $250 million credit facility. Following the consummation of the Merger, Lockheed Martin guaranteed $206.3 million of Globalstar's obligation under the Credit Agreement, and SS/L and certain other Globalstar strategic partners guaranteed $11.7 million and $32 million, respectively, of Globalstar's obligation. In addition, Loral has agreed to indemnify Lockheed Martin for liability in excess of $150 million under Lockheed Martin's guarantee of the Credit Agreement.

     In connection with such guarantees and indemnity of the Credit Agreement, GTL issued to Loral, Lockheed Martin, SS/L and the other strategic partners participating in such guarantee or indemnity, warrants (the "GTL Guarantee Warrants") to purchase 4,185,318 shares of GTL common stock. In connection with the issuance of the GTL Guarantee Warrants, GTL received (i) warrants to acquire 4,185,318 ordinary partnership interests in Globalstar plus (ii) additional warrants to purchase an additional 1,131,168 ordinary partnership interests, on terms and conditions generally similar to those of the GTL Guarantee Warrants. In addition, Globalstar has also agreed to pay to Loral and the other guaranteeing partners a fee equal to 1.5% per annum of the average quarterly amount outstanding under the Credit Agreement (the "Guarantee Fee"). Payment of the Guarantee Fee will be deferred and subordinated, with interest at LIBOR plus 3%, until after the termination date of the Credit Agreement. Loral/QUALCOMM Satellite Services, L.P. ("LQSS"), the managing general partner of Globalstar, may also defer payment of such fee if it determines that such deferral is necessary to comply with the terms of any applicable credit agreement or indenture.

     Globalstar and GTL have entered into an agreement pursuant to which GTL and Globalstar have agreed that, upon the exercise of any GTL Guarantee Warrant, GTL will purchase from Globalstar, and Globalstar will sell to GTL, a number of ordinary partnership interests equal to the number of shares of Common Stock issuable upon such exercise for a purchase price equal to the exercise price of the GTL Guarantee Warrant.

     The GTL Guarantee Warrants have an exercise price of $26.50 per share expiring on April 19, 2003 and originally were not exercisable until six months after Globalstar's in-service date, subject to acceleration by LQSS in its sole discretion. The GTL Guarantee Warrants may not be transferred to third parties prior to such exercise date.

     GTL and the holders of the GTL Guarantee Warrants have entered into an agreement pursuant to which GTL and LQSS have agreed to accelerate the vesting and exercisability of the GTL Guarantee Warrants to purchase 4,185,318 shares of Common Stock at $26.50 per share and the holders have agreed to exercise such warrants. GTL also has agreed to register for resale the GTL shares issuable upon exercise of the GTL Guarantee Warrants. In addition, GTL has announced its intention to distribute to the holders of its Common Stock rights (the "Rights") to subscribe for and purchase 1,131,168 shares of Common Stock (the "Underlying Shares") for a price of $26.50 per share. Loral has agreed to purchase all Underlying Shares not purchased upon exercise of the Rights. Upon the exercise of the GTL Guarantee Warrants and the Rights, GTL will receive proceeds of approximately $140.9 million, which it will use to exercise rights to purchase 5,316,486 Globalstar partnership interests at $26.50 per interest. Globalstar will use such proceeds to continue the construction of the Globalstar System.

     Mr. Peett is an executive officer of Vodafone Group plc ("Vodafone"), which is a limited partner of Globalstar. Globalstar has entered into a consulting agreement with Vodafone for approximately $650,000 under which Vodafone will develop Globalstar's security architecture design and billing systems requirements. A subsidiary of Vodafone has executed service provider agreements, granting it the right to provide Globalstar system services to users in eight countries, including Australia, Sweden, South Africa and the United Kingdom, on an exclusive basis, as long as specified minimum levels of subscribers are met. The Vodafone subsidiary will receive certain discounts from Globalstar's expected pricing schedule generally over a five-year period.

     Mr. Hodes is counsel to the law firm of Willkie Farr & Gallagher, which acts as outside counsel to the Company. Mr. Towbin is a managing director in the investment banking firm of Unterberg Harris, which has rendered advisory and investment banking services to the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 1996 all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed, except that a report was not timely filed to report a purchase of Common Stock by Mr. Dwyre and a disposition of Common Stock by each of Mr. Towbin and Loral.

PROPOSAL 3.  ACTING UPON A PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES
             OF COMMON STOCK.

     The Board of Directors has declared advisable and recommended a proposal to increase the number of authorized shares of Common Stock. The Board of Directors believes that the availability of additional Common Stock will provide flexibility and allow the Company to issue Common Stock, if, as and when the need arises. It is therefore proposed to increase the number of authorized shares of Common Stock from 60,000,000 to 200,000,000.

     The text of the resolution adopted by the Board of Directors is set forth below.

     RESOLVED that the Board of Directors deems it in the best interests of the Company and declares it advisable that, subject to shareholder approval at the Annual Meeting of Shareholders of the Company on April 8, 1997, the authorized share capital of the Company be increased from $60,000,000 to $200,000,000 and a Memorandum of Increase of Share Capital be deposited with the Registrar of Companies of Bermuda reflecting such increase.

     As of February 21, 1997, of the 60,000,000 authorized shares of Common Stock, 10,000,000 shares were outstanding. There were also 48,667,236 shares of Common Stock (the "Reserved Shares") reserved for issuance upon exercise of outstanding subscription rights to purchase additional shares of Common Stock, upon exercise of outstanding warrants, upon conversion of the Company's 6 1/2% Convertible Preferred Equivalent Obligations due 2006 (assuming a conversion price of $61.16 per share), under the Company's 1994 Stock Option Plan and upon exchange of Globalstar partnership interests. Taking into account the Reserved Shares and the 10,000,000 shares of outstanding Common Stock, as of February 21, 1997, the total number of issued and reserved shares of Common Stock was 58,667,236.

     The Board of Directors believes it is in the Company's best interest to increase the number of authorized but unissued shares of Common Stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise. The Board of Directors believes the availability of such additional shares will provide the Company with the flexibility to issue Common Stock for a variety of proper corporate purposes as the Board of Directors may deem advisable without further action by the Company's shareholders, except as may be required by law, regulation or stock exchange rule. These purposes could include, among other things, the sale of stock to obtain additional capital funds, the purchase of property, the acquisition of or merger with other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of stock dividends or distributions and other bona fide corporate purposes. Were these situations to arise, the issuance of additional shares of Common Stock could have a dilutive effect on earnings per share.

     The additional Common Stock to be authorized would have rights identical to the current outstanding Common Stock. Approval of the proposal by the shareholders will not have an immediate effect on the rights of existing shareholders. To the extent that the additional authorized shares are issued in the future, they would decrease the existing shareholders' relative percentage equity ownership and, depending on the price at which the shares are issued, could be dilutive to the existing shareholders. The holders of Common Stock have no preemptive rights, which means that the shareholders do not have a prior right to purchase any newly-issued shares of capital stock of the Company in order to maintain their proportionate ownership interest.

     The Board of Directors does not intend to issue any Common Stock or securities convertible into Common Stock except on terms that it deems to be in the best interests of the Company and its shareholders. Any future issuance of Common Stock or securities convertible into Common Stock will be subject to the rights of holders of outstanding shares of any preferred stock which the Company may issue in the future. The Company's management has no arrangements, agreements, understandings or plans at the present time for the issuance or use of additional shares of Common Stock to be authorized by the proposal to increase the number of authorized shares of Common Stock.

     Although an increase in the authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect (for example, by diluting the stock of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for a combination of the Company with another company), the proposal is not in response to any effort of which the Company is aware to accumulate the Company's stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar proposals to the Board of Directors and shareholders.

     APPROVAL OF PROPOSAL 3 WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF GTL VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL 4.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS OF GTL.

     The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 1997. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries, and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as independent auditors and related activities.

     The financial statements of the Company for the year ended December 31, 1996, and report of the auditors thereon will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     During 1996, Deloitte & Touche LLP provided services consisting of the audit of the annual financial statements of the Company, consultations with respect to the Company's quarterly financial statements, reports and registration statements filed with the Securities and Exchange Commission and other pertinent matters.

     IF THE SHAREHOLDERS, BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AND VOTING AT THE MEETING DO NOT RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP, THE APPOINTMENT OF INDEPENDENT AUDITORS WILL BE RECONSIDERED BY THE BOARD.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF GTL VOTE IN FAVOR OF THIS PROPOSAL.

                          GTL SHAREHOLDERS' PROPOSALS

     Proposals of the Company's shareholders intended to be presented at the 1998 Annual Meeting of the Company must be received by the Company at 600 Third Avenue, New York, New York 10016, Attention: Secretary, no later than November 3, 1997. There are additional requirements regarding proposals of shareholders, and a shareholder contemplating submission of a proposal is referred to Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

                 OTHER ACTION AT MEETING AND VOTING OF PROXIES

     Management does not know of any matters to come before the Annual Meeting other than those set forth herein. However, the enclosed proxy confers discretionary authority upon the proxy holders named therein to vote and act in accordance with their best judgement with regard to any other matters which should come before the meeting or any adjournment thereof. Upon receipt of such proxy (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon or, if no direction is indicated, will be voted FOR the election of Directors and FOR any other Proposal.

                                    By Order of the Board of Directors

                                    Eric J. Zahler
                                    Secretary

March 3, 1997

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

             PROXY -- ANNUAL MEETING OF SHAREHOLDERS, APRIL 8, 1997

BERNARD L. SCHWARTZ, MICHAEL B. TARGOFF and ROBERT B. HODES, and each of them, are hereby appointed the proxies of the undersigned, with full power of substitution on behalf of the undersigned to vote, as designated below, all the shares of the undersigned at the Annual Meeting of Shareholders of GLOBALSTAR TELECOMMUNICATIONS LIMITED, to be held in the Third Floor Auditorium, Chase Corporation, 270 Park Avenue, New York, New York, at 10:00 o'clock A.M., on Tuesday, April 8, 1997 and at all adjournments thereof. The Board of Directors Recommends a vote FOR the Following Proposals:

1. ELECTION OF SEVEN DIRECTORS -- Nominees: B. Schwartz, M. DeBlasio, R. Grierson, R. Hodes, E. Peett, M. Targoff, A. Towbin

   [ ] VOTE FOR all nominees except those written below   [ ] WITHHOLD AUTHORITY
                                                              to vote for all
                                                              nominees

  Instruction: To withhold authority to vote for any nominee write that nominee's name on the line below:

  ------------------------------------------------------------------------------


2. Acting upon a proposal to fix the
   minimum and maximum number of
   directors at five and nine,
   respectively, and to deem any
   vacancies on the Board to be
   casual vacancies.                      FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

3. Acting upon a proposal to increase
   the number of authorized shares of
   Common Stock of the Company from
   60,000,000 to 200,000,000.             FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

4. Acting upon a proposal to ratify
   the appointment of Deloitte & Touche
   LLP as independent auditors for the
   year ending December 31, 1997.         FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

5. In their discretion, upon such other
   matters as may properly come before
   the meeting.


                          (Continued on reverse side)

                              (Continued from other side)

            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREON AND FOR PROPOSALS 2 THROUGH 4.

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement.

P                                   Dated:                               , 1997

R                                   --------------------------------------------

O                                   --------------------------------------------
                                             (Signature of Shareholder)
X
                                    (Please sign exactly as name or names appear
Y                                   hereon. When signing as attorney, executor,
                                    administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person. For joint owners, all co-owners must sign.)

                    PLEASE MARK, SIGN, DATE AND RETURN THIS
                        PROXY IN THE ENVELOPE PROVIDED.